Exhibit 99

FOR RELEASE –– JANUARY 25, 2011

Corning Announces Fourth-Quarter
and Full-Year Financial Results

Annual sales increase 23%; Yearly EPS up more than 50%

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the fourth quarter of 2010.

Fourth-Quarter Highlights
•	Sales were $1.77 billion, a 10% sequential increase and up 15% year over year.
•	Earnings per share were $0.66. Excluding special items, earnings were $0.46,* a 10% sequential decline, but 5% improvement year over year.
•
Display Technologies’ wholly owned business glass volume increased almost 20% sequentially. Volume at Samsung Corning Precision Materials Co., Ltd., declined by almost 15% sequentially. The company’s total glass volume, which includes its wholly owned business and SCP, was down slightly sequentially.

•	Specialty Materials sales increased 24% sequentially and 79% year over year, driven by very strong sales in Corning® Gorilla® Glass and continued strong performance in advanced optics.
•	Corning Environmental Technologies sales improved 12% sequentially and 28% year over year.

Full-Year Highlights
•	Sales were $6.6 billion, a 23% increase over $5.4 billion a year ago, with each of the company’s business segments growing year over year.
•	Gross margin percentage improved to 46% from 39% a year ago.
•	Equity earnings were $2.0 billion, an increase of 36% from a year ago.
•	Earnings per share were $2.25, a 76% increase over last year. Excluding special items, EPS was $2.07* compared to $1.35* a year ago.
•	Free cash flow for the year was $2.8 billion*.

*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

(more)

Corning Announces Fourth-Quarter and Full-Year Financial Results
Page Two

Quarter Four Financial Comparisons
	Q4 2010	Q3 2010	% Change	Q4 2009	% Change
Net Sales in millions	$1,765	$1,602	10%	$1,532	15%
Net Income in millions	$1,044	$ 785	33%	$ 740	41%
Non-GAAP Net Income in millions*	$ 733	$ 808	(9%)	$ 696	5%
GAAP EPS	$ 0.66	$ 0.50	32%	$ 0.47	40%
Non-GAAP EPS*	$ 0.46	$ 0.51	(10%)	$ 0.44	5%

Full-Year Financial Comparisons
	2010	2009	% Change
Net Sales in millions	$6,632	$5,395	23%
Net Income in millions	$3,558	$2,008	77%
Non-GAAP Net Income in millions*	$3,276	$2,113	55%
GAAP EPS	$ 2.25	$ 1.28	76%
Non-GAAP EPS*	$ 2.07	$ 1.35	53%
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

Wendell P. Weeks, chairman, chief executive officer and president, said, “This past year was one of the most successful in the company’s 160-year history. Back in February, we said that our goal was to emerge from the recession as a stronger, more profitable company. I believe we have accomplished this.

“We achieved excellent financial results with strong sales growth and net profit improvement in each of our businesses. We substantially grew our cash position and saw the emergence of a significant new opportunity with Corning® Gorilla® Glass. Overall, it was a very good year for Corning.”

Fourth-Quarter Segment Results
Sales in the Display Technologies segment were $750 million, increasing 16% sequentially and 5% year over year. Volume at the company’s wholly owned business increased almost 20% sequentially and about 10% year over year. Samsung Corning Precision Materials’ volume declined nearly 15% on a quarterly basis and about 5% year over year. Glass price declines were down in the mid-single digits sequentially, and in line with expectations.

(more)

Corning Announces Fourth-Quarter and Full-Year Financial Results
Page Three

Telecommunications segment sales were $443 million, down 5% sequentially, but up 9% year over year. The typical quarterly seasonal downturn was milder than originally expected.

Environmental Technologies segment sales were $232 million, a 12% sequential increase and 28% year-over-year improvement. The company saw strong growth for its light-duty and heavy-duty diesel engine filters as well as sustained demand for its automotive substrates.

Specialty Materials segment sales were $197 million, a 24% sequential increase and 79% year-over-year business improvement. Most of the sales increase was driven by the rapidly growing market demand for Corning® Gorilla® Glass.

Life Sciences segment sales were $140 million, a 12% sequential increase, and 20% year-over-year growth. The growth was driven primarily by acquisitions.

Corning’s equity earnings were $511 million, including several one-time gains recorded as special items. Without these special items, equity earnings would have been $408 million* for the quarter.

In the quarter, Corning recouped $324 million ($206 million after tax) from a settlement for business interruption and property insurance claims in the Display Technologies segment resulting from earthquake activity near the company’s Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

Corning ended the year with over $6.3 billion in cash and short-term investments. This is up from $3.6 billion at the beginning of the year.

Looking Forward
James B. Flaws, vice chairman and chief financial officer, said, “We are entering the year with excellent momentum. Corning’s Gorilla® Glass is poised for dramatic sales growth. We believe the display supply chain exited 2010 with healthy levels of inventory. Corning is well positioned in each of our business segments to take advantage of the global economic recovery that is underway.”

In the display segment, Corning expects sequential glass volume for both its wholly owned business and Samsung Corning Precision to increase by the mid-single digits in the quarter. Glass price declines are expected to be more moderate than those in the fourth quarter.

In the company’s Telecommunications segment, first-quarter sales are expected to be consistent with a very strong fourth quarter, and 20% higher than from a year ago.

Environmental Technologies segment sales are expected to be in line with the very robust fourth quarter and up about 20% over last year.

(more)

Corning Announces Fourth-Quarter and Full-Year Financial Results
Page Four

Specialty Materials segment sequential sales growth in the quarter should be in the range of 20% to 25%, which would be more than double year over year, driven primarily by Corning® Gorilla® Glass.

The Life Sciences segment first-quarter sales are expected to increase slightly sequentially and be up about 20% year over year.

Corning anticipates that equity earnings from Dow Corning Corporation will improve sequentially. Overall equity earnings are expected to be down 5%, excluding the impact of the one-time gains in last year’s fourth quarter.

As previously disclosed, Corning’s tax rate for 2011 will move up substantially due primarily to the non-repeat of the benefit of foreign tax credits. Corning anticipates its 2011 full-year tax rate will be approximately 15%. This new higher rate will take effect in the first quarter.

Upcoming Events
Corning will host investors and provide more information on its 2011 outlook at its annual investor meeting in New York on Friday, Feb. 4 at 9 a.m. ET at Cipriani on 42nd Street. Corning will showcase products and technologies prior to the meeting. The company’s exhibits, including hands-on Gorilla® Glass product demonstrations, will be available for viewing starting at 7:30 a.m. The exhibits will close at 9 a.m. Senior management will also be available during the exhibit period to answer individual investor questions. Attendees can register online at the company’s investor relations Web site. A live audio and video cast will be available through the company’s investor relations Web site.

Corning will also be presenting at the Goldman Sachs Technology Conference Feb. 15, and at the Morgan Stanley Media and Telecom Conference March 1, both in San Francisco.

Fourth-Quarter Conference Call Information
The company will host a fourth-quarter conference call on Tuesday, Jan. 25 at 8:30 a.m. ET. To participate, please call toll free (800) 288-8974 or for international access call (651) 291-0278 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER FOUR’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Tuesday, Feb. 8, 2011. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 188589. The webcast will be archived for one year following the call.

(more)

Corning Announces Fourth-Quarter and Full-Year Financial Results
Page Five

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

(more)

Corning Announces Fourth-Quarter and Full-Year Financial Results
Page Six

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Follow Corning: RSS Feeds | Facebook | Twitter | YouTube

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net sales	$1,765	$1,532	$6,632	$5,395
Cost of sales	998	883	3,583	3,302

Gross margin	767	649	3,049	2,093

Operating expenses:
Selling, general and administrative expenses	284	244	1,015	881
Research, development and engineering expenses	166	145	603	563
Amortization of purchased intangibles	2	2	8	10
Restructuring, impairment and other (credits) and charges (Note 1)	(326)	53	(329)	228
Asbestos litigation (credit) charge (Note 2)	(8)	5	(49)	20

Operating income	649	200	1,801	391

Equity in earnings of affiliated companies (Note 3)	511	461	1,958	1,435
Interest income	3	3	11	19
Interest expense	(28)	(24)	(109)	(82)
Other income, net	54	64	184	171

Income before incomes taxes	1,189	704	3,845	1,934
(Provision) benefit for income taxes	(145)	36	(287)	74

Net income attributable to Corning Incorporated	$1,044	$740	$3,558	$2,008

Earnings per common share attributable to Corning Incorporated:
Basic (Note 4)	$0.67	$0.48	$2.28	$1.30
Diluted (Note 4)	$0.66	$0.47	$2.25	$1.28
Dividends declared per common share	$0.05	$0.05	$0.20	$0.20

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	December 31,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$4,598	$2,541
Short-term investments, at fair value	1,752	1,042
Total cash, cash equivalents and short-term investments	6,350	3,583
Trade accounts receivable, net of doubtful accounts and allowances	973	753
Inventories	738	579
Deferred income taxes	431	235
Other current assets	367	371
Total current assets	8,859	5,521

Investments	4,372	3,992
Property, net of accumulated depreciation	8,943	7,995
Goodwill and other intangible assets, net	716	676
Deferred income taxes	2,790	2,982
Other assets	153	129

Total Assets	$25,833	$21,295

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$57	$74
Accounts payable	798	550
Other accrued liabilities	1,131	915
Total current liabilities	1,986	1,539

Long-term debt	2,262	1,930
Postretirement benefits other than pensions	913	858
Other liabilities	1,246	1,373
Total liabilities	6,407	5,700

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,626 million and 1,617 million	813	808
Additional paid-in capital	12,865	12,707
Retained earnings	6,881	3,636
Treasury stock, at cost; Shares held: 65 million and 64 million	(1,227)	(1,207)
Accumulated other comprehensive income (loss)	43	(401)
Total Corning Incorporated shareholders’ equity	19,375	15,543
Noncontrolling interests	51	52
Total equity	19,426	15,595

Total Liabilities and Equity	$25,833	$21,295

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Cash Flows from Operating Activities:
Net income	$1,044	$740	$3,558	$2,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	222	196	846	782
Amortization of purchased intangibles	2	2	8	10
Asbestos litigation (credits) charges	(8)	5	(49)	20
Restructuring, impairment and other (credits) charges	(326)	53	(329)	228
Loss on retirement of debt			30
Stock compensation charges	15	30	92	127
Earnings of affiliated companies less than (in excess of) dividends received	850	(145)	(246)	(680)
Deferred tax provision (benefit)	83	(49)	68	(218)
Restructuring payments	(8)	(18)	(66)	(89)
Cash received from settlement of insurance claims	259		259
Credits issued against customer deposits	(7)	(46)	(83)	(253)
Employee benefit payments in excess of expense	(184)	(22)	(265)	(10)
Changes in certain working capital items:
Trade accounts receivable	(100)	64	(162)	(201)
Inventories	(13)	34	(160)	238
Other current assets	17	3	42	16
Accounts payable and other current liabilities, net of restructuring payments	184	32	192	56
Other, net	62	34	100	43
Net cash provided by operating activities	2,092	913	3,835	2,077

Cash Flows from Investing Activities:
Capital expenditures	(473)	(163)	(1,007)	(890)
Acquisitions of businesses, net of cash received	(63)		(63)	(410)
Net proceeds from sale or disposal of assets		6	1	21
Short-term investments – acquisitions	(768)	(496)	(2,768)	(1,372)
Short-term investments – liquidations	743	422	2,061	1,281
Other, net	1		7
Net cash used in investing activities	(560)	(231)	(1,769)	(1,370)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(5)	(2)	(75)	(86)
Proceeds from issuance of long-term debt, net			689	346
Retirements of long-term debt, net	(100)		(364)
Principal payments under capital lease obligations	(8)		(9)	(10)
Proceeds from issuance of common stock, net		2	15	20
Proceeds from the exercise of stock options	16	16	55	24
Dividends paid	(78)	(78)	(313)	(312)
Other, net				3
Net cash (used in) provided by financing activities	(175)	(62)	(2)	(15)
Effect of exchange rates on cash	(61)	(41)	(7)	(24)
Net increase in cash and cash equivalents	1,296	579	2,057	668
Cash and cash equivalents at beginning of period	3,302	1,962	2,541	1,873

Cash and cash equivalents at end of period	$4,598	$2,541	$4,598	$2,541

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended December 31, 2010
Net sales	$750	$443	$232	$197	$140	$3	$1,765
Depreciation (1)	$127	$29	$28	$29	$8	$3	$224
Amortization of purchased intangibles					$2		$2
Research, development and engineering expenses (2)	$24	$31	$26	$26	$3	$34	$144
Restructuring, impairment and other credits (3)	$(324)	$(2)					$(326)
Equity in earnings of affiliated companies (4)	$369	$2				$13	$384
Income tax (provision) benefit	$(227)	$(8)	$(8)	$(1)	$(6)	$16	$(234)
Net income (loss) (5)	$883	$18	$15	$2	$12	$(29)	$901

Three months ended December 31, 2009
Net sales	$717	$405	$181	$110	$117	$2	$1,532
Depreciation (1)	$120	$31	$24	$11	$7	$4	$197
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$21	$26	$20	$18	$4	$35	$124
Restructuring, impairment and other charges	$2	$27	$6				$35
Equity in earnings of affiliated companies	$321	$1	$1			$1	$324
Income tax (provision) benefit	$(95)	$5	$(7)	$3	$(5)	$13	$(86)
Net income (loss) (5)	$619	$(19)	$15	$(6)	$10	$(29)	$590

Year ended December 31, 2010
Net sales	$3,011	$1,712	$816	$578	$508	$7	$6,632
Depreciation (1)	$513	$118	$105	$72	$32	$12	$852
Amortization of purchased intangibles		$1			$7		$8
Research, development and engineering expenses (2)	$90	$115	$96	$87	$16	$114	$518
Restructuring, impairment and other credits (3)	$(324)	$(3)		$(2)			$(329)
Equity in earnings of affiliated companies (4)	$1,452	$3	$5			$45	$1,505
Income tax (provision) benefit	$(618)	$(46)	$(20)	$13	$(30)	$50	$(651)
Net income (loss) (5)	$2,990	$97	$42	$(27)	$60	$(75)	$3,087

Year ended December 31, 2009
Net sales	$2,426	$1,677	$590	$331	$366	$5	$5,395
Depreciation (1)	$479	$130	$98	$46	$20	$13	$786
Amortization of purchased intangibles		$10					$10
Research, development and engineering expenses (2)	$81	$94	$107	$58	$12	$125	$477
Restructuring, impairment and other charges	$31	$42	$28	$17	$8	$4	$130
Equity in earnings (loss) of affiliated companies	$1,102	$(3)	$7			$32	$1,138
Income tax (provision) benefit	$(279)	$(19)	$24	$28	$(19)	$45	$(220)
Net income (loss) (5)	$1,992	$19	$(42)	$(54)	$39	$(80)	$1,874

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
In the three months and year ended December 31, 2010, restructuring, impairment and other credits includes $324 million on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(4)
In the three months and year ended December 31, 2010, equity in earnings of affiliated companies includes a $61 million credit in the Display Technologies segment for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax service.

(5)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net income of reportable segments	$930	$619	$3,162	$1,954
Non-reportable segments	(29)	(29)	(75)	(80)
Unallocated amounts:
Net financing costs (1)	(46)	(36)	(183)	(122)
Stock-based compensation expense	(15)	(30)	(92)	(127)
Exploratory research	(15)	(15)	(59)	(61)
Corporate contributions	(7)	(4)	(33)	(27)
Equity in earnings of affiliated companies, net of impairments (2)	127	137	453	297
Asbestos litigation (3)	8	(5)	49	(20)
Other corporate items (4)	91	103	336	194
Net income	$1,044	$740	$3,558	$2,008

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains and losses associated with benefit plans.
(2)	Equity in earnings of affiliated companies, net of impairments and taxes is primarily equity in earnings of Dow Corning Corporation which includes the following items:
•
In the three months and year ended December 31, 2010, Corning recorded a $26 million credit for our share of a valuation allowance on foreign deferred tax assets.  Corning also recorded a $16 million credit for our share of excess foreign tax credits from foreign dividends of Dow Corning Corporation.

•	In the year ended December 31, 2010, a $21 million credit for our share of U.S. advanced energy manufacturing tax credits.
•	In the three months and year ended December 31, 2009, a $29 million credit primarily for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.
•	In the year ended December 31, 2009, a charge of $29 million for our share of restructuring charges.
(3)
In the three months and year ended December 31, 2010, Corning recorded a net credit of $8 million and a net credit of $49 million, respectively, to adjust the asbestos liability for the change in value of certain components of the modified PCC Plan.  In the three months and year ended December 31, 2009, Corning recorded charges of $5 million and $20 million, respectively, to adjust the asbestos liability for the change in value of certain components of the amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(4)	Other corporate items include the tax impact of the unallocated amounts and the following significant items:
•
In the year ended December 31, 2010, Corning recorded a loss of $30 million ($19 million after-tax) from the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

•
In the three months and year ended December 31, 2009, Corning recorded a $58 million tax benefit which included the following items:  a $10 million net valuation allowance due to a change in judgment about the realizability of U.S. and United Kingdom deferred tax assets in future years; a $41 million tax benefit to reflect a deferred tax asset associated with non-taxable Medicare subsidies; a $27 million U.S. tax credit for research and experimentation expenses.

•	In the three months and year ended December 31, 2009, restructuring changes of $18 million ($12 million after-tax) and $98 million ($64 million after-tax), respectively.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Insurance Settlement

In the fourth quarter of 2010, we recorded $324 million ($206 million after-tax) on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

2.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan).  On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan.  On January 29, 2009, a proposed plan of reorganization (the Amended PCC Plan) resolving issues raised by the Court in denying the confirmation of the 2003 Plan was filed with the Bankruptcy Court.

As a result, Corning believes the Amended PCC Plan, modified as indicated below, now represents the most probable outcome of this matter and expects that the Amended PCC Plan will be confirmed by the Court.  Corning believes the 2003 Plan no longer serves as the basis for the Company’s best estimate of liability.  The proposed arrangement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value.  Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares.  The Amended PCC Plan does not include certain non-PCC asbestos claims that may be or have been raised against Corning.  Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.  In the first quarter of 2010, documents were filed with the Bankruptcy Court modifying the Amended PCC Plan by reducing the amount of cash expected to be contributed by Corning under the Amended PCC Plan in return for Corning relinquishing its claim for reimbursement of its payments and contributions under the Amended Plan from certain insurance carriers involved in the proceedings.

In the fourth quarter of 2010, we recorded a net credit of $8 million ($5 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the modified PCC Plan.

3.	Equity in Earnings of Affiliated Companies

In the fourth quarter of 2010, equity in earnings of affiliated companies included credits related to Dow Corning Corporation of $26 million ($24 million after-tax) for our share of a release of valuation allowance on foreign deferred tax assets, and $16 million ($15 million after-tax) for our share of excess foreign tax credits from foreign dividends.  Equity in earnings also includes a $61 million ($61 million after-tax) credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

4.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Basic	1,560	1,552	1,558	1,550
Diluted	1,584	1,576	1,581	1,568
Diluted used for non-GAAP measures	1,584	1,576	1,581	1,568

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2010
	Q1	Q2	Q3	Q4	Total

Display Technologies	$782	$834	$645	$750	$3,011

Telecommunications
Fiber and cable	190	227	232	229	878
Hardware and equipment	174	214	232	214	834
	364	441	464	443	1,712

Environmental Technologies
Automotive	117	109	119	117	462
Diesel	75	75	89	115	354
	192	184	208	232	816

Specialty Materials	96	126	159	197	578

Life Sciences	118	125	125	140	508

Other	1	2	1	3	7

Total	$1,553	$1,712	$1,602	$1,765	$6,632

	2009
	Q1	Q2	Q3	Q4	Total

Display Technologies	$357	$673	$679	$717	$2,426

Telecommunications
Fiber and cable	192	235	251	231	909
Hardware and equipment	193	202	199	174	768
	385	437	450	405	1,677

Environmental Technologies
Automotive	64	85	103	108	360
Diesel	46	47	64	73	230
	110	132	167	181	590

Specialty Materials	60	71	90	110	331

Life Sciences	76	81	92	117	366

Other	1	1	1	2	5

Total	$989	$1,395	$1,479	$1,532	$5,395

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.46	$754	$733

Special items:
Insurance settlement (a)	0.13	324	206

Asbestos settlement (b)	-	8	5

Equity in earnings of affiliated companies (c)	0.07	103	100

Total EPS and net income	$0.66	$1,189	$1,044

(a)
In the fourth quarter of 2010, Corning recorded $324 million ($206 million after-tax) on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(b)	In the fourth quarter of 2010, Corning recorded a net credit of $8 million ($5 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(c)
In the fourth quarter of 2010, equity in earnings of affiliated companies included a credit of $26 million ($24 million after-tax) for our share of a release of valuation allowance on foreign deferred tax assets, a $16 million ($15 million after-tax) credit for our share of excess foreign tax credits from foreign dividends and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2009
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.44	$733	$696

Special items:
Restructuring, impairment, and other charges (a)	(0.03)	(53)	(38)

Asbestos settlement (b)	-	(5)	(3)

Equity in earnings of affiliated companies (c)	0.02	29	27

Provision for income taxes (d)	0.04	-	58

Total EPS and net income	$0.47	$704	$740

(a)	In the fourth quarter of 2009, Corning recorded a charge of $53 million ($38 million after-tax) as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

(b)
In the fourth quarter of 2009, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(c)
In the fourth quarter of 2009, equity in earnings of affiliated companies included a credit of $29 million ($27 million after-tax) primarily for Corning’s share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

(d)
In the fourth quarter of 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax benefit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.51	$835	$808

Special items:
Asbestos settlement (a)	-	(6)	(4)

Loss on repurchase of debt (b)	(0.01)	(30)	(19)

Total EPS and net income	$0.50	$799	$785

(a)	In the third quarter of 2010, Corning recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(b)
In the third quarter of 2010, Corning recorded a $30 million loss ($19 million after-tax) on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$2.07	$3,376	$3,276

Special items:
Restructuring, impairment and other charges (a)	-	2	1

Insurance settlement (b)	0.13	324	206

Asbestos settlement (c)	0.02	49	30

Equity in earnings of affiliated companies (d)	0.08	124	120

Loss on repurchase of debt (e)	(0.01)	(30)	(19)

Provision for income taxes (f)	(0.04)	-	(56)

Total EPS and net income	$2.25	$3,845	$3,558

(a)	In 2010, Corning recorded a credit of $2 million ($1 million after-tax) for adjustments to restructuring reserves.

(b)
In 2010, Corning recorded $324 million ($206 million after-tax) on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(c)	In 2010, Corning recorded a net credit of $49 million ($30 million after-tax) to adjust the asbestos liability for change in value of the components of the modified PCC Plan.

(d)
In 2010, equity in earnings of affiliated companies included a credit of $21 million ($20 million after-tax) primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation.  Also, included is a credit of $26 million ($24 million after-tax) for our share of a release of valuation allowance on foreign deferred tax assets, a $16 million ($15 million after-tax) credit for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

(e)
In 2010, Corning recorded a $30 million loss ($19 million after-tax) on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

(f)	In 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Year Ended December 31, 2009
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the year ended December 31, 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$1.35	$2,182	$2,113

Special items:
Restructuring, impairment and other charges (a)	(0.10)	(228)	(151)

Asbestos settlement (b)	(0.01)	(20)	(12)

Equity in earnings of affiliated companies (c)	-	-	-

Provision for income taxes (d)	0.04	-	58

Total EPS and net income	$1.28	$1,934	$2,008

(a)	In 2009, Corning recorded a charge of $228 million ($151 million after-tax) as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

(b)
In 2009, Corning recorded a charge of $20 million ($12 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(c)
In 2009, equity in earnings of affiliated companies included a charge of $29 million ($27 million after-tax) for our share of restructuring charges and a credit of $29 million ($27 million after-tax) primarily for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

(d)
In 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax benefit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months and Year Ended December 31, 2010
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months and year ended December 31, 2010 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

	Three months ended December 31, 2010	Year ended December 31, 2010

Cash flows from operating activities	$2,092	$3,835

Less: Cash flows from investing activities	(560)	(1,769)

Plus: Short-term investments – acquisitions	768	2,768

Less: Short-term investments – liquidations	(743)	(2,061)

Free cash flow	$1,557	$2,773